Exhibit 10.44

333 Pfingsten Road
Northbrook, lL 60062-2096 USA
www.ul.com
tel: 1 847 272 8800
fax: 1 847 272 8129
Customer service: 1 877 854 3577

September 27, 2007
Mr. Sajeev Jesudas
Dear Sajeev:
We are pleased to confirm our offer of employment to you as President International, or any other position assigned to you, at UL International Services Limited (UL Singapore). Your office location will be in Singapore. Your employment will be effective as of August 1, 2007.
Base Pay
Your annual Base Salary will be S$ 556,000.00 subject to payroll and other withholding taxes as required by law. Your salary and other compensation and benefits will be periodically reviewed by UL Singapore's shareholder, Underwriters Laboratories Inc.'s (UL), Board of Trustees -- Compensation Committee, as recommended by UL's President & CEO.
Incentive Compensation
You are eligible to participate in the annual UL Management Incentive Plan (MIP), subject to the terms and conditions of the MIP, which will be determined by UL's Board of Trustees. Your participation is based upon meeting eligibility and other requirements described in the Plan document, which is subject to change at any time by UL, with or without further notice.
You are eligible to participate in the Long-Term Incentive Plan (LTIP), subject to the terms and conditions of the LTIP, based on the recommendation of UL's President & CEO to the Compensation Committee of UL's Board of Trustees. Your participation is based upon meeting eligibility and other requirements described in the Plan document, which is subject to change at any time by UL, with or without further notice.
Child Education Allowance.
The Company agrees to reimburse you for the cost of tuition for your dependent child at a private school in Singapore for a period of twenty-four (24) months, provided that the total amount of payments by UL Singapore for such reimbursement shall not exceed: (i) a one-time cost of S$ 8,900.00; and (ii) an annual cost of S$ 26,750.00. Such reimbursements will be paid in an amount such that the net value to you (after any applicable taxes payable by you for any such reimbursement) will be equivalent to the cost of tuition actually paid by you for your dependent child.
Relocation
You will be eligible for the Executive Relocation Program for your move from Chicago, Illinois to Singapore, except that you will receive two (2) months salary for your incidental expense allowance rather than one (1) month. UL Singapore shall also reimburse you for an amount not
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to exceed S$ 7,700.00 per month for your Singapore rental housing cost for a period of twenty-four (24) months effective October 8, 2007.
Leased Car
In lieu of an executive allowance, you shall receive a leased car for a vehicle that is equivalent or similar to an Audi A6.
Benefits
As an employee of UL Singapore, you will be eligible for participation in UL Singapore's benefit programs, except that you will be covered by UL's current International Health Plan, if available, or a private Singapore medical plan for a period of twenty four (24) months, after which time you and your legal dependents will be covered by the UL Singapore medical plan. Notwithstanding anything to the contrary in the applicable plans, you will be eligible to participate fully in all of the benefits beginning on the effective date of your assignment.
Tax Assistance
The Company shall pay the reasonable cost of a tax advisor or accountant to assist you with tax planning and the filing of income tax returns for tax years 2007 and 2008.
Vacation and Holidays
You will accrue twenty-five days of vacation per year, in addition to all statutory paid holidays. Your vacation accrual will increase based upon the attainment of years of service levels designated in our vacation policy.
Termination & Severance
Your employment may be terminated at any time by either party giving to the other not less than one (1) month's prior written notice save that UL Singapore may, at its option, terminate your employment immediately and without waiting for the expiry of the notice period by paying to you one month's Base Pay in lieu of notice.
Upon the termination of your employment by UL Singapore other than for death or cause, UL Singapore shall continue payment of your Base Pay (as in effect at the time of termination) for a period of twelve (12) months (the "Severance Period"), such amount shall be paid in equal installments during the Severance Period.
For the avoidance of doubt, the term "cause" shall mean a material breach of your contract of employment including but not limited to the following events:
(a)should you be guilty of willful neglect or gross negligence in the discharge of, or fail without any reasonable excuse to carry out, your duties and responsibilities;
(b)should you commit any act of fraud, theft, violence or dishonesty in the course of your employment;
(c)should you conduct yourself in a manner which disqualifies you in law from being a director or officer of the Company or which, in the Company's good faith and reasonable determination, renders you incapable of discharging the duties and responsibilities of your designated position.

Employment
Signing this original letter will confirm your acceptance of this employment offer with UL Singapore. You agree that this letter supercedes and replaces your Employment
Agreement with UL Singapore's shareholder, Underwriters Laboratories Inc. (UL), dated
May 27, 2005, which is terminated effective July 31, 2007.
This offer does not constitute a contract of employment for a fixed period of time. UL Singapore reserves the right to terminate this employment at any time and for any reason, subject to the Severance provisions set forth below.
Confidential Information.
You agree that you will not, at any time during the term of this letter or thereafter, make use of or disclose, directly or indirectly, to any person, the terms of this letter or any (i) trade secret or other confidential or secret information of UL Singapore or of any of its subsidiaries, affiliates, shareholders or customers or (ii) other technical, business, proprietary or financial information including, without limitation information relating to corporate manuals, plans and strategies, financial and operating statements, system reports, engineering and operating statistics, database information, computer programs, training programs, testing equipment or strategies, inventions, minutes of corporate meetings, subject files, client files, records or lists of Multiple Listees, Alternate Listees, or client agents, mailings lists, and address and phone records of UL Singapore or of any of its subsidiaries, affiliates, shareholders or customers not available to the public generally or the competitors of UL Singapore or the competitors of any of its subsidiaries, shareholders or affiliates, in each case, that you obtained as a result of your employment by UL Singapore or any of its shareholders, subsidiaries or affiliates ("Confidential Information"), except to the extent that such Confidential Information (a) is used by you in the proper performance of your duties pursuant to this Agreement, (b) is disclosed by you to your legal counsel in connection with legal services performed for you by such counsel, provided that such disclosure is made on a confidential basis, (c) becomes a matter of public record or is published in a newspaper, magazine or other periodical available to the general public, other than as a result of any act or omission by you outside the proper performance of your duties pursuant to this Agreement, or (d) is required to be disclosed by any law, regulation or order of any court or regulatory commission, department or agency. Promptly following your termination, you will return to UL Singapore all records, memoranda, notes, plans, reports, computer tapes and software and other documents and data which constitute Confidential Information which you may then possess or have under your control (together with all copies thereof); provided, however, that you may retain copies of such documents as are necessary for the preparation of your tax returns.
Intellectual Property.
You agree that you will promptly and fully disclose to UL Singapore all discoveries, improvements, inventions, formulas, ideas, processes, designs, techniques, know-how, data and computer programs (whether or not patentable, copyrightable or susceptible to any other form of protection), made, conceived, reduced to practice or developed by you, either alone or jointly with others, during your employment with UL Singapore (collectively, the "Inventions or Developments"). All Inventions and Developments shall be the sole property of UL Singapore, including all patents, copyrights, intellectual property or other rights related thereto and to the extent that the ownership of any such Inventions and Developments should vest in you by law, you undertake to assign to UL Singapore all rights (if any) that you may have or acquire in such Inventions or Developments.
Notwithstanding the foregoing, any right of UL Singapore or assignment by you as provided in this Section shall not apply to any Inventions or Developments for which no equipment, supplies, facility or trade secret information of UL Singapore or its subsidiaries, shareholders or affiliates were used and which were developed entirely on your own time, unless: (i) the Inventions or Developments relate to the Business Conducted by UL Singapore or any of its subsidiaries or affiliates or the actual or demonstrably anticipated research or development of UL Singapore or any of its subsidiaries, shareholders or affiliates; or (ii) the Inventions or Developments result from any work performed by you for UL Singapore or any of its subsidiaries, shareholders or affiliates.
Restrictive Covenants.
(a)You specifically agree that, during your employment with UL Singapore, and for a period equal to one (1) year after you are no longer employed by UL Singapore (the "Restricted Period"), you will not in any manner, directly or indirectly, through any person, firm, corporation or enterprise, alone or as a member of a partnership or as an officer, director, stockholder, investor or employee of or advisor or consultant to any person, firm, corporation or enterprise or otherwise, engage or be engaged, or assist any other person, firm, corporation or enterprise in engaging or being engaged, in any Restricted Business within the Restricted Area.
(b)You agree that during the Restricted Period, you will not:
(i)in any manner, directly or indirectly, induce or attempt to induce any employee of or advisor or consultant to UL Singapore or any of its shareholders, subsidiaries or affiliates, to terminate or abandon his or her or its employment or relationship for any purpose whatsoever; or
(ii)in connection with any Restricted Business to which paragraph (a) above applies, in any manner, directly or indirectly, call on, service, solicit or otherwise do business with any Restricted Customer.
(c)You shall not, during your employment with UL Singapore and continuing during the Restricted Period, directly or indirectly: (a) acquire any financial interest in or perform any services for yourself or any other entity in connection with a business in which your interest, duties or activities would inevitably require you to reveal or utilize any Confidential Information; or (b) solicit or cause to be solicited the disclosure of or disclose any Confidential Information for any purpose whatsoever or for any other party.
(d)During the term of your employment and thereafter, you shall not disparage UL Singapore or its past or present officers, directors, shareholders, or employees, provided that the forgoing shall not apply to: (i) actions or statements taken or made by you while employed by UL Singapore in good faith as fulfilling your duties with UL Singapore or otherwise at the request of UL Singapore, or (ii) truthful statements made in compliance with legal process or governmental inquiry.

(e)Nothing in this Section shall prohibit you from being (i) a stockholder in a mutual fund or a diversified investment company or (ii) a passive owner of not more than two percent of the outstanding common stock, capital stock and equity of any firm, corporation or enterprise so long as you does not have any active participation in the business of such firm, corporation or enterprise.
(f)If, at any time of enforcement of this Section, a court or an arbitrator holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.
(g)You and UL Singapore acknowledge that the services you are to perform under this Agreement are unique and extraordinary and that you have had access to highly proprietary trade secrets and other Confidential Information upon which UL Singapore's business plans and competitive advantages are based. As such, it is mutually agreed that UL Singapore will have no adequate remedy at law for material violations or material breaches of this Section or the Confidentiality Section and that the damages resulting from any such material violation or material breach are not readily ascertainable in monetary terms. Therefore, in the event of any such material violation or material breach, or threatened material violation or material breach, by you, UL Singapore will be entitled to obtain equitable relief, by way of injunction or otherwise, in addition to any remedies at law.
(h)For purposes of this Section and the Confidentiality Section:
The term "UL Singapore" shall be deemed to include any affiliate of, shareholder of, subsidiary of, predecessor to, or successor of UL Singapore.
The term "Restricted Business" shall mean any business which is similar to and competitive with the business that was conducted by UL Singapore or any of its subsidiaries, shareholders or affiliates as of the effective date of your termination of employment, and in respect of which you were materially concerned, or were involved in the management or conduct of, during the period of your employment.
The term "Restricted Area" shall mean the geographic area, both within and without the United States, constituting the market of UL Singapore or any of its subsidiaries, shareholders or affiliates for the sale or prospective sale of their respective goods and/or services in respect of which you were materially concerned, or were involved in the management or conduct of, during the period of your employment.
The term "Restricted Customer" shall mean any person:
(a)who was in the habit of dealing with UL Singapore or any of its subsidiaries, shareholders or affiliates and in respect of which/whom you acquired or were otherwise given confidential information of in the course of your employment; or

(b)with whom you had close and/or personal dealings during the period of your employment for and in connection with the sale or prospective sale of goods/services distributed, sold or supplied by the Company or any of its subsidiaries, shareholders or affiliates.
General
(a)Any variation, modification, change or amendment to the terms and conditions of this letter agreement shall occur only with parties' mutual written agreement.
(b)Your employment shall be constituted by the terms of this letter agreement and such of UL Singapore's policies, rules and/or regulations as may be prevailing from time to time save that in the event of inconsistency, the provisions of this letter agreement shall prevail.
(c)The terms herein shall be governed by and shall be construed strictly in accordance with the laws of Singapore and the parties hereby submit to the exclusive jurisdiction of the Singapore courts.

Yours Sincerely,

/s/ Keith Williams
Keith Williams
I hereby accept the above offer.

/s/ Sajeev Jesudas
Sajeev Jesudas

Date

Cc:	Employee File
Irene Ho
Robert Scott